                                                                    EXHIBIT 11.4



                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                    PRO FORMA EARNINGS PER SHARE CALCULATION
                                 JULY 31, 1996

Number of shares issued and outstanding.                      439,650

Anchor preferred stock converted to                           205,000
 common.................................

Conversion of debentures ($500,000                            125,000
 principal).............................

Assumed proceeds from sale of
 securities required
 for transaction in (A) below...........     $7,723,000

 Net proceeds per share =
  $10,662,000/3,100,000.................       $3.44        2,245,058
                                               -----       ----------

Total pro forma common shares                               3,014,708
 outstanding............................                   ==========

NET INCOME..............................                   $  266,000
                                                           ==========

EARNINGS PER SHARE......................                        $0.09
                                                           ==========

(A) Includes acquisition of Steamboat Facilities, repayment of loans and accrued interest and purchase of interest in NRG.